Non-Binding Working Translation

Partnership Agreement of MUNIA Mobiliengesellschaft mbH & Co. KG,
Grünwald

§ 1
Name and Principal Place of Business

The Partnership carries the name MUNIA Mobiliengesellschaft GmbH & Co. KG and has its principal place of business in Grünwald (hereinafter referred to as the “Fund Company”)

§ 2
Object of the Company

The object of the enterprise of the Fund Company is the acquisition of ships (in particular containerships) and their operation, chartering and exploitation in its own and in someone else’s name, as well as the participation in other companies for this purpose. The company is entitled to carry out all business acts connected with the object of the company, for example to the raising of loans. Banking business and activities pursuant to § 34 c GewO are excluded.

§ 3
Partner, Partners’ Capital Contributions, Accession

1.
MUNIA Mobilien-Verwaltungs-gesell-schaft mbH with its principal place of business in Grünwald shall be the personally liable and Managing Partner. It shall make no capital contribution and has no interest in the assets of the Fund Company. MUNIA Mobilien-Verwaltungsgesell-schaft mbH is released from the limitations of Section 181 BGB (German Civil Code).

2.
The limited partner capital of the Fund Company amounts to USD 15.5 mil.. The limited partners are MIRAN Grundstücks-Verwaltungsgeselschaft mbH, Grünwald with a capital contribution of USD 11.5 mil. and MC Shipping Inc., Monaco (hereinafter referred to as “MC Shipping”) with a capital contribution of USD 4.0 mil. The mandatory capital contributions of the limited partners are due for payment upon request of the Managing Partner.

Limited partner in trust shall be the TERTIA Verwaltungsgesellschaft GmbH with its principal place of business in Grünwald (hereinafter referred to as “Fiduciary Partner”).

3.
MIRAN Grundstücks-Verwaltungs-gesell-schaft mbH is entitled to split its limited partnership interest and to transfer it in whole or in part to new trustees/limited partners without the consent of the other partners and without the limitations set forth in § 6. The capital contribution of each new limited partner and of each partner participating indirectly by entering into a trust agreement with the Fiduciary Partner must have a minimum amount of USD 20,000.00 or such higher amount which can be divided without balance by 1,000 or, in case of over-subscription, to the allocated smaller amount.

4.
In general, only individual natural persons can become limited partners or trustees of the Fund Company. In individual cases legal entities and partnerships can also be admitted as partners. Any participation of private partnerships, married couples or other organisations or communities is precluded. It is not permitted to acquire or to hold partnership interests as trustee for third parties.

5.
The mandatory capital contributions correspond to the amount of the limited partnership interest. The capital contributions entered into the commercial register in USD as minimum liability amount shall be 10% of the mandatory capital contribution.

6.
The contributions are fixed capital contributions which are entered into a permanent account (Capital Account I) for each partner and which constitute the capital account of the partner. Unless otherwise provided, the Capital Account I is solely decisive for the participation of the partners in the assets, the profits and losses of the Fund Company, as well as for all partnership rights. Unless otherwise provided in this Agreement, the Capital Accounts I can only be amended by a unanimous decision of the partners. As further account for each partner, a variable capital account (Capital Account II) shall be established to enter profits, losses and withdrawals of profits, as well as contributions according to § 6 no. 4 and § 11 and a further Capital Account III in which the repayment of capital contributions will be recorded. The capital accounts shall not bear any interest. They shall be maintained in USD and the recorded amounts shall not be converted to Euro.

Non-Binding Working Translation

7.
All limited partners are obliged to provide the Fund Company with a notarised power of attorney in relation to the commercial register immediately after their accession, which authorises the general partner to undertake all actions in relation to entries in the commercial register for the entire term of the participation. Any costs related thereto shall be borne by the limited partners. The same applies to limited partners subsequently acceding due to legal succession.

§ 4
Legal Position of the Partners participating by means of a Trust Agreement (Trustees), Remuneration of Fiduciary Partner

1.
The Fiduciary Partner holds and manages its participation in a fiduciary manner for the trustees with whom it has entered into trust agreements. It shall follow the instructions of the trustee. If no instructions of the trustee are available, the Fiduciary Partner shall exercise the partners rights except for the voting rights in the trustee’s best interest.

2.
As between the partners and trustees, the trustees shall be considered and be treated as directly participating partners. This applies in particular to voting rights (cf. § 13), participation in the assets of the company, in profits and losses, settlement amounts and any liquidation funds as well as the exercise of partnership rights and the right to transfer their trustee position to third parties. The provisions of this partnership agreement apply accordingly to trustees even if they are not expressly mentioned.

3.
For its willingness to take up the position as Fiduciary Partner including the actual assumption of the position as Fiduciary Partner, the Fiduciary Partner shall receive from the Fund Company a fixed remuneration in the amount of USD 5,000.00 p.a. inclusive of statutory VAT. The remuneration is payable annually and in arrear on 30.12., the last time, on a pro rata basis, at the time of the liquidation of the Fund Company.

§ 5
Term of the Company, Financial Year

1.	The Fund Company is established for an unlimited period of time.

2.	The financial year shall be the calendar year.

§ 6
Encumbrance and Transfer of Partnership Interests

1.
Any transfer, in whole or in part, encumbrance or other disposition of partnership interest shall only be valid with the prior and written consent of the Managing Partner. The consent may only be withheld for important reasons. A transfer of part of the partnership interest is not permitted if this would result in a partnership interest of an amount of less than USD 20,000.00 or of interest not dividable without balance by 1,000. § 3 no. 4 shall apply accordingly.

A disposition which results in the separation of the participation and the enjoyment of rights in the partnership interest, in particular the creation of a usufruct, is not permitted.

In general, the transfer or other disposition of a partnership interest shall only become effective on 1 January following the year of such a transaction.

2.	Any intended transfer, in whole or in part, encumbrance or other disposition shall be notified in due time and in writing to the Managing Partner for the purpose of providing consent.

3.
In the event of any transfer to or other assumption of the position as partner by a third party, irrespective of whether in the course of inheritance or legal succession, all accounts according to § 3 no. 6 shall be continued unchanged and uniformly. In the event of a partial transfer of a partnership interest, accounts will be divided to separate accounts reflecting the portions of the division. It is not possible to transfer or assume individual rights and/or obligations with respect to individual partners accounts separately from the respective partnership interest.

4.
All costs of a transfer in whole or in part, or of an encumbrance as well as an assignment in whole or in part, including in particular the costs of the registration with the commercial register, shall be borne vis-à-vis the Fund Company by the transferring or the encumbering partner and the acquiring party as jointly liable debtors. Furthermore, the transferring/encumbering partner and the acquiring party shall jointly be liable for the costs of the administrative efforts which the Fund Company is charged by its administrator, up to an amount of USD 2,000.00. Upon request of the Managing Partner, the partner immediately has to effect a contribution in the corresponding amount to its capital account (Capital Account II). § 11 shall remain unaffected.

Non-Binding Working Translation

5.	Notwithstanding the aforementioned provisions

(a)
the Fiduciary Partner shall be permitted to transfer its partnership interest at any time in whole or in part to a succeeding fiduciary partner or to its trustees and to assign dividend and withdrawal rights, liquidation and settlement payments it is entitled to as Fiduciary Partner, in each case on a pro rata basis, to its trustees;

(b)
in the event of a withdrawal of a partner pursuant to § 7 of the Partnership Agreement, the Managing Partner shall be authorised to transfer the partnership interest of the withdrawing partner to a third party.

§ 7
Termination, Exclusion, Withdrawal

1.
Each partner is entitled to terminate its participation in the Fund Company with effect at the end of 30 June 2013 by registered letter with a notice period of three months, thereafter with the same notice period with effect to the end of any fiscal year. The termination notice shall be addressed to the Fund Company. Receipt of the notice is decisive for compliance with the notice period. The partner giving notice withdraws from the Fund Company with effect of the date for which notice has been properly given. If within six months after receipt of the notice the partners liquidate the partnership, or if the Fund Company is liquidated for mandatory reasons at the time of the withdrawal of the partner giving notice, then the partner giving notice shall participate in the liquidation.

2.
The Managing Partner is entitled and, under release from the restrictions pursuant to § 181 BGB, authorised to exclude a partner from the Fund Company with immediate effect by way of written unilateral declaration, if

(a)
the relevant partner, contrary to his obligations under § 6 no. 4 and § 11, does not immediately compensate the Fund Company for all disadvantages arising from a change of partners following written notice by the Managing Partner;

(b)	the relevant partner is subject to execution measures with respect to the partnership interest or

(c)	any other important reason is present.

The partner ceases to be partner of the Fund Company with receipt of the exclusion declaration or at the declared later time. The exclusion declaration is deemed to be received three days from mailing to the last address advised to the Fund Company in writing.

In the case of execution measures being levied in relation to the partnership interest, the exclusion shall become invalid, if the relevant partner within one month following the receipt of the exclusion declaration proves that the execution measures have been cancelled. Until the expiry of that period, all payments relating to his partnership interest and arising from his position as partner shall be suspended with effect vis-à-vis all partners.

3.
With the institution of insolvency or similar proceedings with regard to the assets of a partner, the partner in question shall retire from the Fund Company without any further act or notice being required by the Fund Company or the partners. The same shall apply if an application for the institution of insolvency or similar proceedings is rejected due to a lack of assets.

4.
In all cases of the retirement or exclusion of a partner, the Fund Company shall continue to exist between the remaining partners. The partnership interest in the company assets of the ceasing partner shall accrue to the remaining partners in relation to their prior participation. The trustees shall participate in this accrual through the Fiduciary Partner. The capital contribution of the Fiduciary Partner shall be reduced in relation to the contribution of a ceasing trustee.

Non-Binding Working Translation

5.
In the cases set forth in no. 2, the Managing Partner shall, at his discretion and under release from the limitations pursuant to § 181 BGB, as an alternative to exclusion also be entitled and authorised to transfer the partnership interest of the partner in question to one or more third parties nominated by the Managing Partner. The transfer shall be effected at the value set out in § 9.

§ 8
Death of a Partner

1.
If a partner dies, his participation shall be transferred to his heirs at the time of the heritable succession (subrogation). The Fund Company will be continued with the heirs. The heirs must prove their position by presenting a certificate of probate, the executor by presentation of a certificate of executorship. If foreign documents are presented to the Fund Company in order to prove succession rights or the rights of disposition, the Fund Company shall be entitled to have these documents translated and/or to obtain a “legal opinion”(Rechtsgutachten) concerning the legal effect of the submitted documents at the costs of the person relying on these documents. The Fund Company can waive the right to request a certificate of inheritance or an executor’s certificate, if a notarised copy of a public deed is submitted containing the last will (notary will/inheritance contract), together with the official deed stating its publication. The Fund Company may consider those parties which are set forth as successors or executors as being the entitled parties and may reregister the deceased partner’s interest in the name of these persons, may have these persons dispose over the partnership interest and may in particular make payments to these persons with discharging effect for the partnership.

2.
Until presentation of sufficient proof of inheritance according to no. 1, the voting rights and the other partner rights of the heirs with the exception of the participation in profits and loss shall be suspended. During this time, the Fund Company is entitled to make distributions/withdrawals or other payments with the discharging effect to the last nominated account of the deceased person.

3.
Transfers in compliance with legacies and instructions to apportion the estate as well as in cases of a distribution of a deceased estate shall be made pursuant to § 6. Notwithstanding § 6, the transfer of the partnership interest can be made with effect from the time of the fulfilment of the testamentary disposition and the succession, respectively, without the approval of the Managing Partner. The minimum participation shall not fall short as a result of this.

§ 9
Settlement with retiring Partners/Compensation

1.
If a partner retires from the Fund Company due to a termination pursuant to § 7 no. 1, his compensation shall be based on the market value of his partnership interest. Payment of the compensation cannot be requested before the expiration of six months following his retirement. Until payment, the compensation shall bear interest at the then applicable market interest rate.

2.
If a partner retires according to § 7 no. 3 or by way of exclusion pursuant to § 7 no. 2, he shall be entitled to compensation in USD in the amount of the nominal value of his partnership interest as determined on the basis of the final balance of the financial year prior to the year of his retirement/exclusion but taking into consideration the profits accrued as well as amounts withdrawn in the meantime and unsettled cost and tax reimbursement obligations according to § 6 no. 4 and § 11.

The payments to be made by the partner shall be due four weeks upon request by the Fund Company. Amounts payable by the Fund Company shall also be due four weeks upon request by the retiring partner, however, at the earliest twelve months after the retirement of the respective partner.

3.	§ 6 no. 1 and § 11 shall apply accordingly.

4.
The retiring partners are not entitled to request any security for their compensation claims. They may not request indemnification from liabilities of the partnership or from future claims by creditors of the partnership. Notwithstanding this provision, however, the general partner and the Fiduciary Partner may request indemnification from continuing liability for claims against the partnership at the time of their retirement from the partnership.

Non-Binding Working Translation

§ 10
Exclusion MC Shipping

1.
The Managing Partner is entitled and authorised under release from the limitations pursuant to § 181 BGB to reduce the partnership interest of MC Shipping (Capital Account I) or to exclude MS Shipping from the Fund Company by unilateral written notice with immediate effect, if and to the extent MC Shipping does not comply with its payment obligations under the Opex and Charter Guarantee with the Fund Company within one week upon request by the Fund Company.

2.
The compensation of MC Shipping in case of a reduction of its partnership interest or its exclusion according to no. 1 will be determined on the basis of the market value of the partnership interest. In case no agreement can be reached between the Managing Partner and MC Shipping in respect to the market value, the Managing Partner shall be entitled to instruct Moore Stephens to issue an expert opinion in respect to the fair market value at the costs and expenses of MC Shipping. The fair market value determined by Moore Stephens shall be binding upon the parties.

3.
The Fund Company can set off its claims under the Opex and Charter Guarantee, at its discretion, with either the partnership interest of MC Shipping in the Fund Company on the basis of the fair market value according to no. 2 or with the compensation claim of MC Shipping.

3.	§ 6 no. 4 and § 11 shall apply accordingly. § 7 shall remain unaffected.

§ 11
Levies and Cost Charges of the Company

1.
Charges of the Fund Company by levies (i.e. taxes, fees, membership dues) and other costs, which result from the acts of a partner or are a result of the person or legal structure of a partner, shall be borne by the respective partner triggering the charge and any successor (with regard to the relevant partnership interest) as jointly liable debtors. Upon request of the Managing Partner, such person has to immediately effect a contribution in the corresponding amount to its variable capital account (Capital Account II).

2.	The obligation to repay levies and costs according to no. 1 in particular includes any trade tax charges of the Fund Company which result from

(a)
that the gained profit of the partner due to the sale or other transfer of its partnership interest having to be considered in the trade income of the Fund Company or any trade tax loss carry forward of the Fund Company can no longer be used;

(b)
that in the course of a liquidation of the Fund Company or the exclusion or retirement of a partner, the trade income of the Fund Company is increased for reasons, which are a result of in the person or the legal structure of one or more partners, or any loss carry forward of the Fund Company for trade tax purposes can no longer be used;

(c)
that a profit for cessation of the business of the Fund Company arises in the course of the liquidation, which increases the trade income of the Fund Company as a result of all or some of the partners are not directly participating natural persons;

(d)
that the income of the Fund Company for trade tax purposes is increased by the fact that the compensation balance/profit of the retiring partner has to be considered in the determination of the trade income of the Fund Company;

(e)
that separate business income arises with a partner and/or a negative supplementary balance sheet has to be prepared for a partner and as a result the income of the Fund Company for trade tax purposes is increased.

Non-Binding Working Translation

3.
The Fund Company has to provide the cost bearing partner with suitable evidence in order to establish its claim for reimbursement. To the extend and as long as the amount of the reimbursement claim cannot be specified, the Fund Company is entitled in the case of a liquidation of the Fund Company and the exclusion of a partner, respectively, to exercise a right of retention in the amount of the approximate reimbursement claim against the claim for distribution of the compensation balance in case of retirement or of the liquidation proceeds in case of liquidation as security for its reimbursement claim against the respective partner. In the case of a transfer or other disposal of a partnership interest, the Managing Partner may request appropriate security for this reimbursement claim of the Fund Company as a condition for its required approval according to § 6 no. 1. As soon as the Fund Company is able to ascertain the amount of its reimbursement claim, in particular after receipt of the respective tax assessment, the final settlement of accounts has to be prepared by the Fund Company without undue delay.

§ 12
Management, Representation

1.
Managing Director of the Fund Company is the personally liable partner MUNIA Mobilien-Verwaltungsgesellschaft mbH; it has sole power of representation of the Fund Company towards third parties. The Managing Partner is authorised to transfer the management to third parties partly or in total.

2.	The Managing Partner is released from the limitations of Section 181 German Civil Code.

3.
Acts exceeding the ordinary business according to Section 116 para. 1 German Commercial Code may only be performed by the Managing Partner with the consent of the advisory board (Beirat) or the partners. The ordinary course of business shall particularly include the following acts, provided that these acts are not explicitly subject to the consent of the advisory board:

(a)	the acquisition of the ships “MS Maersk Belawan”, “MS Maersk Brisbane”, “MS Ankara” and “MS Maersk Barcelona”;

(b)	the entering into and implementation of management contracts;

(c)	the entering into of all contracts which are necessary for the operation of ships, especially purchase contracts, insurance policies, as well as hire and employment contracts;

(d)	the entering into the an Agreement with MC Shipping re. an Opex and a Charter Guarantee in respect to the ships set forth in (a) above (“MC Agreement”);

(e)	the entering into agreements providing for rights of first refusal in respect to the ships set forth in (a) above;

(f)
the performance of repairs including the replacement of equipment which in any single case do not exceed USD 0.9 million as well as repairs of damages which are insured under existing insurance policies or which have to be compensated for by third parties;

(g)	the entering into or assumption of the existing charter party with A.P. Moeller-Maersk A/S as well as the implementation and amend-ment of charter-parties;

(h)	the chartering of ships for a term of up to six months;

(i)	the entering into of loan agreements and security documents including the encumbrance of vessels with mortgages and the assignment of other objects;

(j)	the entering into of marketing contracts and contracts with brokers, charter-party agent contracts, financing agency agreements, consulting contracts and concept agreements;

(k)	the change of register and flag of vessels as well as any measures connected thereto;

(l)	the execution of the option for tonnage taxation (§ 5a German Income Tax Act - Tonnage Tax)

(m)	granting credits (e.g.: agreeing on credit periods);

(n)	the entering into of administrative contracts and agency contracts;

(o)	the entering into of agreements relating to the placement of equity;

(p)	the conclusion of insurance contracts for members of the advisory board;

Non-Binding Working Translation

(q)	the decision on the introduction, amount and use of a reserve of liquid assets;

(r)	bookkeeping and handling of payment transactions;

(s)	the enforcement (in and out of court) of all rights and compliance with all duties from the above-mentioned contracts including settlements.

The right to enter into agreements also includes the amendment and cancellation of such agreements.

4.	If an advisory board is established, the management requires the consent of the advisory board in respect of the following acts:

(a)	the purchase and sale of ships unless the purchase or sale occurs exclusively in connection with a flag or register change;

(b)	the chartering of ships for a term of more than six months unless the charter occurs exclusively in connection with a flag or register change;

(c)	the performance of class renewals (special survey);

(d)
the performance of repair works including the replacement of equipment which in any single case exceeds USD 0.9 million with the exception of repair of damage which is insured under the existing insurance policies or which a third party is required to compensate.

In urgent cases, in particular for lack of availability of the members of the advisory board, the Managing Partner shall be entitled to act without the consent of the advisory board.

5.
Claims for damages against the Managing Partner arising from the partnership relationship shall only exist in the case of a grossly negligent or wilful breach of duties by the Managing Partner. This shall also apply in respect to a responsibility for a third party in accordance with Section 278 German Civil Code. Such claims for damages resulting from the partnership relationship shall be subject to a limitation period of six months after the applicant(s) obtained knowledge about the act leading to the claim for damages at the latest, however, such limitation period shall be five years after the act resulting the claim for damages has been performed or the necessary act has been omitted.

§ 13
Partners’ Resolutions

1.	Partner’s Resolutions are adopted in writing and, generally, by way of a circulating procedure (Umlaufverfahren).

2.	Annually prior to 30 September, a resolution for the determination of the Annual Fiscal Statement of the previous fiscal year shall be adopted.

3.
The managing director conducts the passing of the resolution. He stipulates the due date which shall not less than four weeks after the mailing of the resolution documents to the partners/trustees. The resolution documents are properly sent out, if they are mailed to the last address of the partner given to the Fund Company in writing. In the event that the residence of a partner is unknown or if the resolution documents cannot be delivered to him for other reasons, his voting rights are suspended until this situation is eliminated. The invitation for the adoption of a resolution shall include all voting topics, shall specify the precise proceedings and the last day of voting as well as the number of votes of the respective partner. A quorum in circulating proceedings shall be present, once the aforementioned formal requirements are met.

In circulating proceedings, resolutions are validly adopted upon receipt of the necessary votes by the Fund Company on the end of the last voting day. Receipt is required for the observance of the deadline. The partners shall be notified in writing by the Fund Company about the result of the resolution.

4.
Each partner can request from the Fund Company an extraordinary vote for important reasons by naming the reason and the voting topic. The Fund Company shall conduct this extraordinary vote in circulating proceedings. In urgent matters the deadline for the casting of the votes can be reduced to ten days after the mailing of the resolution documents.

Non-Binding Working Translation

5.
In the event of an important reason, the managing director may abstain from circulating proceedings. In such an event, he has to convene a partners meeting at a location determined by him. The invitation shall include notification of the agenda and shall be issued at least within four weeks prior to the date of the meeting; the date as per postmark being decisive. In the case of urgency, the deadline can be reduced to ten days. The invitation is duly mailed if it is mailed to the last address given to the Fund Company in writing. In the event that the residence of a partner is unknown or if he cannot be invited to the Partners’ Meeting for other reasons, his voting rights are suspended until this situation is solved, unless a representative notified to the Fund Company in writing.

The Partners' Meeting is chaired by the Managing Partner or by a third person mandated and authorized by the Managing Partner (chairman of the meeting). The Managing Partner shall appoint a secretary to keep the minutes. The minutes of the votes shall be signed by the secretary and by the chairman of the meeting, and a copy shall be posted to the partners.

The Partners' Meeting has a quorum, if all partners have been properly invited and the Managing Partner as well as the Fiduciary Partner are present or represented.

Each trustee/limited partner can be represented at a Partners' Meeting only by one other trustee/limited partner, his spouse, a parent, a child of full age, an executor or by his general agent. Representation by a person not included in the foregoing sentence requires the consent of the Managing Partner which can only be withheld for important reasons. A respective power of attorney must be in writing and must be handed out to the chairman of the meeting at the beginning of the Partners' Meeting.

Each trustee may authorize the Fiduciary Partner to execute his voting rights, and has the right to instruct him with respect to the voting topics; he can also give him the general instruction to vote pursuant to his proper discretion. The partners hereby expressly consent to a split exercise of the voting rights by the Fiduciary Partner as a result of different instructions by the trustees.

The costs for participation in a Partners' Meeting and for a possible representation shall be borne by each trustee/limited partner.

6.
Each full USD 1,000 of any capital contribution of a partner or trustee shall grant one vote. The general partner has 100 votes. The trustees have their own voting rights based on their partnership interests. The Fiduciary Partner shall not have any own voting rights, not even in extraordinary matters.

7.	In particular, the following issues require a partners’ resolution:

(a)	approval and adoption of the annual balance sheet and the profit and loss statement;

(b)	allocation of annual profits and losses including the exercise of accounting method options;

(c)	discharge of the management and the advisory board;

(d)	election of the auditor, unless otherwise set forth in this Agreement;

(e)	election of the members of the advisory board;

(f)	amendments to the Partnership Agreement;

(g)	dissolution of the partnership;

8.
Resolutions made in circulating proceedings and resolutions adopted in the Partners' Meeting shall be adopted with single majority of votes cast, unless this Partnership Agreement or mandatory statutory law provide otherwise. In case of more than two alternative decisions, the one that has obtained the highest number of votes shall be adopted. Abstentions, not or delayed casts of votes (§ 13 no. 3, para. 2) as well as votes which are invalid for other reasons shall not be taken into account.

9.
Amendments to the Partnership Agreement and the dissolution of the Fund Company require a majority of the votes cast and the consent of the Managing Partner. The exclusion of a general partner, the revocation of authorisation and the revocation of power of management can only be resolved by a majority of ¾ of the votes cast, unless an important reason exists.

Non-Binding Working Translation

10.
Resolutions amending this agreement which do not formally and substantially treat all Partners equally, or which impose additional obligations on the Partners, or which change the legal position of the Managing Partner to its disadvantage, require the approval of all Partners.

11.
Resolution adopted in circulating proceedings or in a Partners' Meeting can only be challenged within one month after the mailing of the voting results or the minutes of the meeting. Upon the expiration of this period, any defect will be deemed to be cured.

§ 14
Advisory Board

1.	The advisory board shall consist of five ordinary members. It shall be established after the entry of all partners during the partners meeting which decides on the discharge for the fiscal year 2005.

The members of the advisory board shall, in principle, invest a minimum of USD 40,000 in the Fund Company and they shall not be employed at, or act as advisors to, any competitors of V.Ships (Germany) GmbH & Co. KG or ALCAS GmbH or their affiliated companies.

The general partner and MC Shipping shall be entitled to appoint an expert in relation to the partnerships interests to be a member of the advisory board and such member is not required to be a partner of the Fund Company. The members of the advisory board not being delegated shall be elected at the partners meeting by a simple majority of the votes cast. The performance of the election and the determination of the procedure shall be the responsibility of the Managing Partner.

The terms of office of the advisory board shall in each case end at the end of the partners meeting in respect of the discharge for the fourth fiscal year following the commencement of the term of office or, as the case may be, at the expiration of the last voting day in relation to the partners’ resolution in respect of such discharge. The fiscal year in which the term of office commences shall not count in this respect.

2.
If one member of the advisory board should resign during the term of office, then a by-election shall be held at the next partners meeting at which a discharge is to be decided, which result shall be valid for the period until the end of the current term of office. For the period of time until a new member of the advisory board is elected the Managing Partner shall be entitled to delegate a member of the advisory board who is not required to be a partner of the Fund Company. In other respects, no. 1 shall apply accordingly to the by-election and the personal requirements.

3.	Following the election, the advisory board shall, for the term of office, elect from among its members a chairman and a vice chairman who shall act for the chairman in the chairman’s absence.

4.
The chairman shall call the meetings of the advisory board verbally, telephonically, in writing or by telex, giving notice of the agenda. There shall be a period of not less than seven days between the date of the notification and date of the meeting. The chairman shall call a meeting of the advisory board if required for the interests of the Fund Company, or if a meeting of the advisory board is requested by any member of the advisory board. The meetings shall, generally, be held at the place of business of the Fund Company. The general partner shall be entitled, but not obliged, to participate in the meetings of the advisory board.

The chairman shall chair the meetings of the advisory board. He shall ensure the execution of the resolutions of the advisory board. Any and all declarations of the advisory board shall be made by the chairman. In relation to the meetings of the advisory board protocols of the resolutions shall be produced, which shall be signed by the chairman and distributed to every member.

5.
The advisory board shall be competent to pass a resolution if a majority of its members are present or represented. Members of the advisory board may only be represented by other members of the advisory board.

The passing of a resolution shall be made in writing, by telex or at the meetings by a majority of the votes cast. In the event of an equality of votes the chairman shall have the casting vote.

Non-Binding Working Translation

6.	In respect of the execution and the acceptance of declarations of intent the advisory board shall be represented by the chairman or, in case of the chairman being prevented, by the elected proxy.

7.	In relation to third parties the members of the advisory board shall maintain and keep confidential at all times all of the concerns of the Fund Company.

8.
The partners meeting shall be entitled to remove any elected member of the advisory board at any time. It shall at the same time elect as many members of the advisory board for the remaining term of office as shall be removed.

9.
Every member of the advisory board shall receive a remuneration, which shall be paid annually in arrears, of USD 1,500 p.a. pro rata temporis for the time of the performance of their duties, and, where applicable, plus VAT. Costs and expenses shall not be compensated.

10.
The members of the advisory board shall only be liable for wilful misconduct (Vorsatz) or gross negligence (grobe Fahrlässigkeit). Claims for damages from the partnership relationship shall be subject to a limitation period of six months from the claimant obtaining knowledge of the act which entitles him to damages, and liability shall, however, at the latest be barred by limitation after five years from the performance or omission of the act which entitles the claimant to damages.

§ 15
Duties of the advisory board

The advisory board shall attend to the interests of the limited partners and the Fund Company as specified below and it shall perform any acts which are being assigned to it by resolution of the partners meeting or by this Partnership Agreement, in particular:

(a)	advice to the general partner;

(b)	attend to the interest of the limited partners in respect of their rights of control according to § 166 of the German Commercial Code (HGB);

(c)	co-operation in transactions requiring its consent according to § 12 no. 4.

Within the bounds of the duties assigned to it the advisory board shall have a comprehensive right to information. The Managing Partner shall keep the advisory board informed about all important events.

§ 16
Financial Statements, Distribution of the Net Annual Profits, Extraordinary Operating Revenues and Expenses

1.
The financial statements for the past fiscal year shall be prepared within the statutory periods. It shall be adopted by a Partners’ Resolution in circulating proceedings. The statutory provisions and the generally accepted accounting principles apply to the preparation of the balance sheet as well as the preparation of the profit and loss statement. The financial statements shall be signed by the Managing Partner. The financial statements shall be reviewed by an accountant appointed by the Partners by way of a resolution, or by an auditing firm appointed in the same manner. A copy of the financial statements or, alternatively, a summary has to be provided to all partners / trustees at the latest together with the voting documents for the annual voting. The auditor for the fiscal year 2005 shall be determined by the Managing Partner.

To the extent legally permissible, all accounts and statements shall be prepared exclusively in USD currency and on the basis of German accounting principles. The financial statements and the tax balance sheet shall be derived therefrom and shall be prepared in Euro currency pursuant to the statutory provisions.

For all monetary claims and rights of a partner, the financial statements in USD shall exclusively be decisive, cf. § 3 no. 6.

2.
Prior to distribution of the results, the Managing Partner shall receive a lump sum of USD 5,000.00 per annum plus a possible statutory turnover tax for his expenses inclusive of his costs to maintain his legal structure and as a remuneration for his personal liability, as well as for taking over the duties of the management. He shall receive his compensation even in case of losses. It shall be paid annually in arrear at 30 December.

Non-Binding Working Translation

3.	Also prior to the distribution of the results all levies and cost charges pursuant to section 6 no. 4 and section 11 shall be reimbursed to the particular partner.

4.
On 30 June 2005 MIRAN Grundstücks-Verwaltungsgesellschaft mbH and MC Shipping shall receive according to their participation as advance profit/loss a distribution of the surplus of money of the Fund Company generated until 30 June 2005 not exceeding, however, 2.75 % of the limited partners’ capital contribution. The distribution shall also take place in the event of the Fund Company making a loss.

The fiscal assignment of profits according to the tonnage tax shall take into account the participation of the partners in 2005 in financial and time respects.

5.
Apart from this, the partners - save as provided in § 17 - participate in the profits and the losses of the Fund Company in accordance with the ratio of their partnership interests (Capital Account I).

6.
The Managing Partner is authorised to distribute the earned cash surplus of the Fund Company to the partners as long as no different resolution is passed by the partners and subject to the setting up of a cash reserve in an amount considered adequate by the Managing Partner. Save as provided in no. 5 and 7., the distributions/withdrawals shall be made irrespective of a profit/loss and according in relation to the respective partnership interest. In principle, the distributions/withdrawals shall be effected on an semi-annual basis on 20 January and 20 July of each year, and for the first time on 20 January 2006 or upon receipt of the proceeds from the sale of the ships, respectively.

7.
In case of an advance profit allocation according to § 17 no. 1 and 2, a distribution/withdrawal by the partners in the amount of their respective advance profit allocation portion shall be effected upon receipt of the proceeds from the sale of the ship.

8.
All distributions/withdrawals shall generally be made in USD. However, each partner is entitled to request the exchange of his USD distribution/withdrawal to Euro. The exchange shall be effected at the conversion rate attained by the Fund Company two banking days before the distribution. All costs incurred in connection with the distribution/withdrawal and any exchange thereof shall be borne by the respective partner and will be set off against the distribution amount.

9.	Without further request, each trustee/limited partner has to notify the management about any extraordinary operating revenues and expenses until January 31 of the year subsequent to a fiscal year.

§ 17
Profit allocation at the Sale of Ships

1.
In departure from § 16 no. 5, the net liquidity-surpluses resulting from the sale of each of the ships specified in § 12 no. 3 (a) shall be allocated to the partners pursuant to the provisions of no. 2 as advance profit distribution if the next class renewal of a ship is not carried out or is rejected and the ship is sold (transfer of Bill of Sale) for scrapping or any other use within a period of 150 days before or 180 days after the due date of the class renewal. Pursuant to the current class certificates of the ships, the next class renewals will be due on 19 February 2008 (MS Maersk Belawan), 13 September 2008 (MS Maersk Brisbane), 16 February 2009 (MS Ankara) and on 6 June 2009 (MS Maersk Barcelona). The reduction of the book values in respect to each ship will be allocated to the partners in accordance with the ratio of their partnership interests.

2.
Of the net sales proceeds (sales proceeds minus all costs, expenses and duties incurred in connection with the sale) 100% of amounts between USD 3.9 mil. and USD 4.9 mil. and 40% for amounts higher than USD 4.9 mil. shall be allocated to MC Shipping as advance profit distribution. In case the net sales proceeds are less than USD 3.9 mil., MC Shipping shall not be entitled to any advance profit distribution allocation. In case the capital contribution of MC Shipping (Capital Account I) has a nominal value of less than USD 4.0 mil. at the time of the sale of the ship (delivery of Bill of Sale), the advance profit distribution allocation shall be reduced accordingly. The amount of the net sales proceeds not allocated to MC Shipping, minus the open balance of the loan in respect to such ship at the date of such sale shall be allocated amongst the other partners in accordance with the ratio of their respective partnership interests as advance profit, if a surplus exists. The advance profit distribution allocations shall also be effected in the case of a loss of the Fund Company in the relevant business year.

Non-Binding Working Translation

3.
In the case of a sale of a ship not complying with the requirements set forth in no. 1, the profit allocation shall be effected pursuant to § 16 no. 5 in relation to the respective capital interest of the partners.

§ 18
Liability to Pay Additional Contributions, Competition Restrictions, Duty of Confidentiality

1.
An obligation to pay additional contributions exceeding those set forth in § 6 no. 4 and § 11 can only be created with the votes of all partners and trustees. Liabilities of the limited partners vis-à-vis the creditors of the partnership pursuant to §§ 171 et seq. HGB shall remain unaffected.

2.	The trustees/partners are not subject to any competition restrictions.

3.	The limited partners and trustees are subject to a duty of confidentiality vis-à-vis unconcerned third parties with respect to all matters of the partnership.

§ 19
Dissolution and Liquidation

1.	The liquidation of the Fund Company is carried out by the managing director or the liquidator/s appointed by him. The managing director is free to appoint a natural person or a legal entity.

2.
The sales proceeds shall first be used to comply with payment obligations of the Fund Company vis-à-vis third party creditors, and payment obligations of the Fund Company towards partners thereafter. The remainder shall be distributed to the partners (taking into account their capital accounts) in relation to their interest in the assets of the company (Capital Account I). A liability of the general partner for the compliance with the payment claims of the partners shall be excluded.

3.	An advance profit allocation according to § 17 at the time of the dissolution of the Fund Company shall remain unaffected.

4.	§ 11 shall apply accordingly.

§ 20
Costs of the Agreement

The costs for the establishing of the Fund Company, for this Partnership Agreement and its implementation including all potentially accruing taxes of any kind shall be borne by the Fund Company. This shall not apply for the costs for the notarisation of the powers of attorney for the Commercial Register as well as for the cost for changes of the registration with the Commercial Register which are the result of assignments or partial assignments of partnership interests as well as other dispositions with regard to partnership interests. Unless otherwise set forth in this Agreement, these costs shall be borne by the respective partner who has caused the changes. This shall also apply to changes of the Commercial Register in the event of death.

§ 21
Data protection

Upon acceptance of the declaration of accession, the Fiduciary Partner will store all data provided by the limited partners/trustees in its declaration of accession together with potential other data in direct connection with the participation. The Fiduciary Partner shall not provide information with regard to the participation to persons other than the Fund Company, the Fiduciary Partner, the administrator of the Fund Company as well as its parent company, the distribution partners, tax consultants, accountants, and the financing bank unless the trustee/limited partner has explicitly consented in writing.

The trustee/limited partner is obliged to inform the Fiduciary Partner about any changes of the information provided in the declaration of accession.

The trustee/limited partner has acknowledged and consents that within the scope of this Partnership Agreement, personal data will be stored and made use of in data processing facilities. Upon termination of the participation, all data will be deleted.

Non-Binding Working Translation

§ 22
Invalidity of Individual Clauses, Miscellaneous

1.
Should a provision of this Agreement be or become void or invalid, the remaining provisions shall remain unaffected. The void or invalid clause shall be replaced by provisions in compliance with to the applicable laws and the economic purpose of the void or invalid clause. In case of omissions, a provision shall apply that would have been agreed upon had the matter been thought about beforehand.

2.
Supplementary agreements as well as amendments and additions to this contract including these provisions have to be made in writing if they are not passed by partners’ resolutions in accordance with the provisions of this Partnership Agreement. A fixed connection of this Partnership Agreement to amending resolutions/agreements or other contracts and declarations - especially those which are referred to herein - shall be waived.

3.
As far as this agreement makes a reference to indexes or interest reference rates and these are not listed or published anymore, the substitute index or substitute interest reference rate provided for by law shall apply or, in case this does not exist, a substitute index or substitute interest reference rate shall be chosen by the Managing Partner in good faith.

4.	This Partnership Agreement shall be subject to German law. Legal venue shall be Munich.

This Partnership Agreement supersedes the Partnership Agreement of 4 January 2005in its last version.

Grünwald, 31 March, 2005

MUNIA Mobilien-Verwaltungsgesellschaft mbH

MIRAN Grundstücks-Verwaltungsgesellschaft mbH

MC Shipping Inc.

TERTIA Beteiligungstreuhand GmbH